Exhibit26(n):  Consent of Independent Registered Public Accounting Firm

Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” in Post-Effective Amendment No. 6 to the Registration Statement (Form N-6, No. 333-168047) of Security Life Separate Account L1 of Security Life of Denver Insurance Company, and to the use therein of our reports dated (a) April 2, 2015, with respect to the statutory basis financial statements of Security Life of Denver Insurance Company and (b) April 16, 2015, with respect to the financial statements of Security Life Separate Account L1 of Security Life of Denver Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 20, 2015